News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS SECOND QUARTER RESULTS

Second Quarter Highlights:

•	Comparable store sales increase 1.0%

•	Reports Diluted EPS of $0.16 versus $0.17 ($0.14 Adjusted)

•	Total sales increased 2.1% on 9 fewer stores on average from a year ago

•	Cash balance improves to $65.7 million versus $38.5 million a year ago

•	Revises performance goals for fiscal 2010

NASHVILLE, Tenn. (August 20, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended July 31, 2010.

Net sales for the 13-week period ended July 31, 2010 increased 2.1% to $89.5 million compared with $87.7 million for the 13-week period ended August 1, 2009. During the 13-week period, the Company operated an average of 282 stores as compared to 291 in the prior-year period. Comparable store sales for the second quarter of fiscal 2010 increased 1.0% compared with an increase of 6.1% in the prior-year period. The Company opened seven stores and closed two stores during the quarter to end the period with 286 stores.

Net sales for the 26-week period ended July 31, 2010 increased 7.0% to $183.0 million compared with $171.0 million for the 26-week period ended August 1, 2009. Comparable store sales for the 26 weeks ended July 31, 2010 increased 6.6% compared with an increase of 5.7% in the prior year period. The Company opened 13 stores and closed six stores during the 26-week period.

The Company reported net income of $3.3 million, or $0.16 per diluted share, for the second quarter of fiscal 2010 compared with net income of $3.4 million, or $0.17 per diluted share, for the second quarter of fiscal 2009. Income tax expense for the second quarter of fiscal 2009 included a benefit of approximately $0.6 million, or $0.03 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in prior periods.

For the 26-week period, the Company reported net income of $9.8 million, or $0.47 per diluted share, compared with a net income of $6.9 million, or $0.34 per diluted share in the prior-year period. Income tax expense for the first half of fiscal 2009 included a benefit of approximately $1.6 million, or $0.08 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in prior periods.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Second Quarter Results

August 20, 2010

As discussed in previous quarters, the Company believes that presenting adjusted net income and earnings per share for its 2009 periods to reflect normalized tax rates is instrumental in judging the Company’s performance for fiscal 2010 and future periods when the Company is expected to incur a higher effective tax rate. See “Reconciliation of Non-GAAP Financial Information” below.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We are pleased to report higher second quarter earnings than last year on a fully-taxed basis while operating fewer stores. However, our results illustrate how promotional the environment became in the second quarter as consumers continued to diligently search for value. Persistent lack of private sector job growth has made the consumer more cautious and highly selective in their discretionary spending. Although our traffic and transaction counts remain strong and actually increased year-over-year on a comparative basis, our customers’ propensity for promotional pricing during the quarter impacted the average ticket.

“Consistent with concerns we expressed in May, certain of our merchandise assortments were impacted by delivery delays from steamship capacity shortages and ‘slow sailing’ and increasing in-bound freight costs from higher container rates pressured our merchandise margin during the second quarter. We believe that the upward trends on these costs have likely peaked and will moderate or expire in Spring 2011, but recently imposed peak season surcharges will have an added impact on margin for the balance of 2010. Our resiliency in the face of these market conditions provides us with some confidence and optimism as we expect to benefit going forward from new product introductions, relatively stable product pricing, and net store growth beginning in the second half of the year.”

Revised Full Year Fiscal 2010 Performance Goals

Store Growth: At quarter end, the Company had 286 stores compared with 279 stores at the beginning of fiscal 2010 and 299 stores at the beginning of fiscal 2009. The Company expects to open an additional 22 to 27 new stores in the second half of the year and close 10 to 12 stores in the second half.
Store openings will be particularly concentrated in the mid to late third quarter with some openings targeted for early in the fourth quarter, and the closings will be spread relatively evenly between the third and fourth quarters. For fiscal 2011, the Company is targeting net store unit growth of approximately 10% and net square footage growth of approximately 15%.
Net Sales:
The Company expects total sales for fiscal 2010 to
increase in the range of 4% to 6% compared with fiscal
2009. This level of overall sales increase would imply
comparable store sales ranging from slightly negative to
slightly positive for the second half of 2010, combined
with a sales lift provided by the net increase in the
store base.

Margins:
The Company is targeting operating margin in fiscal 2010
to approximate or slightly exceed what was achieved in
fiscal 2009. While the Company expects continued
benefit from lower occupancy costs, the increases in
overseas and inbound freight costs that were experienced
in the first quarter accelerated in the second quarter
and are expected to impact gross profit margin
considerably in the second half of 2010.

Earnings:
The Company would expect to report a slight increase in
earnings in fiscal 2010 as compared to adjusted diluted
earnings per share of $1.42 in fiscal 2009. The Company
expects its effective tax rate for fiscal 2010 to be
approximately 39% compared with 26.4% in fiscal 2009.

Cash Flow:	The Company expects to generate positive cash flow in fiscal 2010 and fully fund its new store growth and technology improvements through cash generated from operations.

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KIRK Reports Second Quarter Results

Page 3

August 20, 2010

Capital expenditures are estimated to range between $23 million and $26 million in fiscal 2010.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the second quarter of fiscal 2010. The number to call for the interactive teleconference is (212) 231-2925. A replay of the conference call will be available through Friday, August 27, 2010, by dialing (402) 977-9140 and entering the confirmation number, 21477420.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s web site www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=71139 on August 20, 2010, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Reconciliation of Non-GAAP Information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted diluted earnings per share” and are equal to net income, and diluted earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets and certain income tax credits related to prior periods. Management uses these measures to focus on normalized operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:

Reconciliation of Non-GAAP Financial Information
(dollars in thousands, except per share amounts)	13 Weeks Ended	26 Weeks Ended	52 Weeks Ended
	August 1,	August 1,	January 30,
	2009	2009	2010
Net income
Net income in accordance with GAAP	$3,444	$6,922	$34,570
Adjustments to the valuation allowance for deferred tax assets	($601)	($1,608)	($5,881)
Adjusted net income	$2,843	$5,314	$28,689
Diluted earnings per share
Diluted EPS in accordance with GAAP	$0.17	$0.34	$1.71
Adjustments to the valuation allowance for deferred tax assets	($0.03)	($0.08)	($0.29)
Adjusted diluted earnings per share	$0.14	$0.26	$1.42

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 287 stores in 28 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

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KIRK Reports Second Quarter Results

August 20, 2010

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Results

August 20, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Week Period Ended
	July 31,	August 1,
	2010	2009
Net sales	$89,504	$87,688
Cost of sales	54,682	54,215

Gross profit	34,822	33,473
Operating expenses:
Operating expenses	26,637	25,019
Depreciation	3,121	3,678

Operating income	5,064	4,776
Other income (net)	(95)	(33)

Income before income taxes	5,159	4,809
Income tax expense	1,907	1,365

Net income	$3,252	$3,444

Earnings per share:
Basic	$0.16	$0.18

Diluted	$0.16	$0.17

Shares used to calculate earnings per share:
Basic	19,834	19,682

Diluted	20,618	20,204

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KIRK Reports Second Quarter Results

August 20, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	26 Week Period Ended
	July 31,	August 1,
	2010	2009
Net sales	$182,969	$171,008
Cost of sales	107,511	105,427

Gross profit	75,458	65,581
Operating expenses:
Operating expenses	53,293	49,291
Depreciation	6,148	7,486

Operating income	16,017	8,804
Other income (net)	(119)	(66)

Income before income taxes	16,136	8,870
Income tax expense	6,366	1,948

Net income	$9,770	$6,922

Earnings per share:
Basic	$0.49	$0.35

Diluted	$0.47	$0.34

Shares used to calculate earnings per share:
Basic	19,815	19,672

Diluted	20,623	20,106

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KIRK Reports Second Quarter Results

August 20, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	July 31, 2010	January 30, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$65,688	$76,412	$38,491
Inventories, net	43,413	39,355	38,605
Deferred income taxes	3,309	3,552	2,274
Other current assets	10,788	4,331	5,670

Total current assets	123,198	123,650	85,040
Property and equipment, net	39,660	36,856	38,826
Non-current deferred income taxes	4,314	4,395	4,031
Other assets	634	640	643

Total assets	$167,806	$165,541	$128,540

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,419	$15,589	$17,077
Income taxes payable	—	7,087	—
Other current liabilities	21,878	25,402	22,548

Total current liabilities	40,297	48,078	39,625
Deferred rent and other long-term liabilities	27,723	28,978	28,949

Total liabilities	68,020	77,056	68,574

Net shareholders’ equity	99,786	88,485	59,966

Total liabilities and shareholders’ equity	$167,806	$165,541	$128,540

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KIRK Reports Second Quarter Results

August 20, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	26 Week Period Ended
	July 31, 2010	August 1, 2009
Net cash provided by (used in):
Operating activities	$(2,056)	$6,651
Investing activities	(9,147)	(4,735)
Financing activities	479	130

Cash and cash equivalents:
Net decrease	(10,724)	2,046
Beginning of period	76,412	36,445

End of period	$65,688	$38,491

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